EXHIBIT 2.1
                                                                    -----------

                          AGREEMENT AND PLAN OF MERGER
                                     BETWEEN
                                  NUCLEUS, INC.
                                       AND
                          YOUNG DATA SYSTEMS, INC. AND
                       TODD YOUNG (PRINCIPAL SHAREHOLDER)
                                  JUNE 15, 1999

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                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

1.   Definitions..............................................................1

2.   Basic Transaction........................................................3
     (a)  The Merger..........................................................3
     (b)  The Closing.........................................................3
     (c)  Actions at the Closing..............................................3
     (d)  Effect of Merger....................................................3
     (e)  Procedure for Payment...............................................4
     (f)  Closing of Transfer Records.........................................4

3.   Representations and Warranties of the Target and Principal Shareholder...4
     (a)  Organization, Qualification, and Corporate Power....................4
     (b)  Capitalization......................................................5
     (c)  Authorization of Transaction........................................5
     (d)  Noncontravention....................................................5
     (e)  Financial Statements................................................5
     (f)  Events Subsequent to Most Recent Fiscal Quarter End.................5
     (g)  Undisclosed Liabilities.............................................6
     (h)  Brokers' Fees.......................................................6
     (i)  Continuity of Business Enterprise...................................6
     (j)  Interests in Subsidiaries of the Target.............................6
     (k)  Absence of Certain Changes..........................................6
     (l)  Litigation; Liabilities.............................................6
     (m)  Compliance with Law.................................................7
     (n)  Taxes...............................................................7
     (o)  Material Contracts..................................................8
     (p)  Assets of the Target................................................8
     (q)  Affiliate Transactions..............................................8
     (r)  Customers...........................................................9
     (s)  Stock Ownership.....................................................9

4.   Representations and Warranties of the Buyer..............................9
     (a)  Organization, Qualification and Corporate Power.....................9
     (b)  Capitalization......................................................9
     (c)  Authorization of Transaction.......................................10
     (d)  Noncontravention...................................................10
     (e)  Filings with the SEC...............................................10
     (f)  Financial Statements...............................................10
     (g)  Events Subsequent to Most Recent Fiscal Year End...................10
     (h)  Undisclosed Liabilities............................................10
     (i)  Brokers' Fees......................................................11
     (j)  Continuity of Business Enterprise..................................11
     (k)  Disclosure.........................................................11

5.   Covenants...............................................................11
     (a)  General............................................................11
     (b)  Notices and Consents...............................................11
     (c)  Regulatory Matters and Approvals...................................11
     (d)  Operation of Target Business.......................................11

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     (e)  Full Buyer Access..................................................12
     (f)  Notice of Developments.............................................12
     (g)  Target Exclusivity.................................................12
     (h)  Restricted Stock; Compliance with the Securities Act...............12
     (i)  Current Report on Form 8-K.........................................13
     (j)  Continuity of Business Enterprise..................................13
     (k)  Liability for Certain Obligations..................................13

6.   Conditions to Obligation to Close.......................................14
     (a)  Conditions to Obligation of the Buyer..............................14
     (b)  Conditions to Obligation of the Target.............................15

7.   Termination.............................................................15
     (a)  Termination of Agreement...........................................15
     (b)  Effect of Termination..............................................16

8.   Indemnification.........................................................16
     (a)  Indemnification by the Principal Shareholder.......................16
     (b)  Indemnification by Buyer...........................................16
     (c)  Method of Asserting Claims.........................................16
     (d)  Remedies Cumulative................................................18

9.   Miscellaneous...........................................................18
     (a)  Survival of Representations, Warranties, Covenants.................18
     (b)  Press Releases and Public Announcements............................18
     (c)  No Third Party Beneficiaries.......................................18
     (d)  Entire Agreement...................................................18
     (e)  Succession and Assignment..........................................18
     (f)  Counterparts.......................................................18
     (g)  Headings...........................................................18
     (h)  Notices............................................................18
     (i)  Governing Law......................................................19
     (j)  Amendments and Waivers.............................................19
     (k)  Severability.......................................................19
     (l)  Expenses...........................................................19
     (m)  Construction.......................................................20
     (n)  Incorporation of Schedules.........................................20



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                          AGREEMENT AND PLAN OF MERGER

     Agreement entered into as of June 15, 1999, by and between Nucleus, Inc., a Nevada corporation (the "Buyer"), Young Data Systems, Inc., (the "Target"), and Todd Young (the "Principal Shareholder"). The Buyer, the Target, and the Principal Shareholder are referred to collectively herein as the "Parties."

     This Agreement contemplates a tax-free merger of the Target with and into the Buyer in a reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended. The Target Stockholders will receive capital stock in the Buyer in exchange for their capital stock in the Target.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1.   Definitions.
          ------------

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Buyer" has the meaning set forth in the preface above.

     "Buyer-owned Share" means any Target Share that the Buyer owns beneficially.

     "Buyer Common Share" means any share of the Common Stock, $.001 par value per share, of the Buyer.

     "Buyer Preferred Share" means any share of Preferred Stock of the Buyer.

     "Buyer Warrant" means any warrant to purchase a Buyer-owned Share.

     "Closing" has the meaning set forth in Section 2(b) below.

     "Closing Date" has the meaning set forth in Section 2(b) below.

     "Confidential Information" means any information concerning the businesses and affairs of the Target and its Subsidiaries that is not already generally available to the public.

     "Conversion Ratio" has the meaning set forth in Section 2(d)(v) below.

     "Disclosure Schedule" has the meaning set forth in Section 3 below.

     "Dissenting Share" means any Target Share which any stockholder who or which has exercised his or its appraisal rights under Illinois General Corporation Law holds of record.

     "Effective Time" has the meaning set forth in Section 2(d)(i) below.

     "Exchange Agent" has the meaning set forth in Section 2(e) below.

     "Financial Statements" has the meaning set forth in Section 3(e) below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Illinois Articles of Merger" has the meaning set forth in Section 2(c) below.

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     "Illinois General Corporation Law" means the Business Corporation Act of
1983 of the State of Illinois, as amended.

     "IRS" means the Internal Revenue Service.

     "Loss" or "Losses" shall mean any liability, loss, damage, claim, charge, action, suit, proceeding, investigation, deficiency, tax, interest, penalty, cost, expense (including without limitation, reasonable attorneys' fees); including, without limitation, lost profits, and other incidental, consequential and punitive damages.

     "Knowledge" means actual knowledge without independent investigation.

     "Material Adverse Effect" means (i) any event, change or effect, as the case may be, to: (A) the business, properties, assets, liabilities, financial condition or results of operations of the Target, (B) the validity or enforceability of this Agreement, or (C) the ability of the Buyer to consummate the transaction contemplated by this Agreement and (ii) any breach (other than an insignificant breach) of the representation, contained in Section 3(k), and which in any such case is in the amount of $25,000 or more.

     "Merger" has the meaning set forth in Section 2(a) below.

     "Most Recent Fiscal Quarter End" has the meaning set forth in Section 4(f) below.

     "Nevada Certificate of Merger" has the meaning set forth in Section 2(c) below.

     "Nevada General Corporation Law" means the General Corporation Law of the State of Nevada as amended.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Party" has the meaning set forth in the preface above.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Public Report" has the meaning set forth in Section 4(e) below.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

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     "Surviving Corporation" has the meaning set forth in Section 2(a) below.

     "Target" has the meaning set forth in the preface above.

     "Target Share" means any share of the Common Stock, no par value per share, of the Target.

     "Target Stockholder" means any Person who or which holds any Target Shares.

     2.   Basic Transaction.
          ------------------

          (a) The Merger. On and subject to the terms and conditions of this Agreement, the Target will merge with and into the Buyer (the "Merger") at the Effective Time. The Buyer shall be the corporation surviving the Merger (the "Surviving Corporation").

         (b) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Buyer's general counsel in Chicago, Illinois commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than July 15, 1999.

          (c) Actions at the Closing. At the Closing, (i) the Target will deliver to the Exchange Agent the various certificates, instruments, and documents referred to in Section 6(a) below, (ii) the Buyer will deliver to the Exchange Agent the various certificates, instruments, and documents referred to in Section 6(b) below, (iii) the Buyer and the Target will file with the Secretary of State of the State of Nevada a Certificate of Merger in a form customarily accepted by the Secretary of State of the State of Nevada (the "Nevada Certificate of Merger"), (iv) the Buyer and the Target will file with the Secretary of State of the State of Illinois Articles of Merger in a form customarily accepted by the Secretary of State of the State of Illinois (the "Illinois Articles of Merger"), and (v) the Buyer will deliver to the Exchange Agent in the manner provided below in this
Section 2 certificates evidencing the Buyer Shares issued in the Merger.

          (d)  Effect of Merger.

               (i) General. The Merger shall become effective at the time (the "Effective Time") the Buyer and the Target file the Certificate of Merger and Articles of Merger with the Secretary of State of the State of Nevada and the Secretary of State of the State of Illinois, respectively, or such later time as specified in the Certificate of Merger and Articles of Merger. The Merger shall have the effect set forth in the Nevada General Corporation Law and the Illinois General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Buyer or the Target in order to carry out and effectuate the transactions contemplated by this Agreement.

               (ii) Certificate of Incorporation. The Certificate of Incorporation of the Buyer in effect at and as of the Effective Time will remain the Certificate of Incorporation of the Surviving Corporation without any modification or amendment in the Merger.

               (iii) Bylaws. The Bylaws of the Buyer in effect at and as of the Effective Time will remain the Bylaws of the Surviving Corporation without any modification or amendment in the Merger.

               (iv) Conversion of Target Shares. At and as of the Effective Time, (A) each Target Share issued and outstanding Target Shares (other than any Dissenting Share or Buyer-

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     owned Share) shall be converted into the right to receive 1,250 Buyer
     Shares (the ratio of 1,250 Buyer Shares to one Target Share is referred to herein as the "Conversion Ratio"), and the Exchange Agent shall be directed to promptly issue the certificates for such Buyer Shares to the Principal Shareholder upon receipt of the Target Shares as set forth in Section 2(e)(ii), (B) each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the Illinois General Corporation Law, and
     (C) each Buyer-owned Share shall be canceled; provided, however, that the Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Target Shares outstanding. No Target Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2(d)(v) after the Effective Time.

               (v) Buyer Shares. Each Buyer Share issued and outstanding at and as of the Effective Time shall remain issued and outstanding.

               (vi) Buyer Warrants. Each Buyer Warrant outstanding at and as of the Effective Time shall remain outstanding and in full force and effect.

          (e)  Procedure for Payment.

               (i) Immediately after the Effective Time, (A) the Buyer will furnish to Vedder, Price, Kaufman, & Kammholz (the "Exchange Agent") stock certificates (issued in the name of the Principal Shareholder or his nominee) representing that number of Buyer Shares equal to the product of
     (I) the Conversion Ratio times (II) the number of outstanding Target Shares (other than any Dissenting Shares and Buyer-owned Shares) and (B) the Buyer shall cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) to each record holder of outstanding Target Shares for the holder to use in surrendering the certificates which represented his or its Target Shares in exchange for a certificate representing the number of Buyer Shares to which he or it is entitled.

               (ii) The Buyer shall not pay any dividend or make any distribution on Buyer Shares (with a record date at or after the Effective
     Time) to any record holder of outstanding Target Shares until the holder surrenders for exchange his or its certificates which represented Target Shares. The Buyer instead shall hold the dividend or distribution in trust for the benefit of the holder pending surrender and exchange. In no event, however, will any holder of outstanding Target Shares be entitled to any interest or earnings on the dividend or distribution pending receipt.

               (iii) The Buyer shall pay all charges and expenses of the Exchange Agent.

          (f) Closing of Transfer Records. After the close of business on the Closing Date, transfers of Target Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

     3. Representations and Warranties of the Target and Principal Shareholder. The Target and Principal Shareholder represent and warrant to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

          (a) Organization, Qualification, and Corporate Power. Each of the Target and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Target and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where

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 the lack of such qualification would not have a material adverse effect on the financial condition of the Target and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Each of the Target and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

          (b) Capitalization. The entire authorized capital stock of the Target consists of 100 Target Shares, all of which Target Shares are issued and outstanding. All of the issued and outstanding Target Shares have been duly authorized and are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target.

          (c) Authorization of Transaction. The Target has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Target, enforceable in accordance with its terms and conditions.

          (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Target and its Subsidiaries is subject or any provision of the charter or bylaws of any of the Target and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any of the Target and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets) except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the financial condition of the Target and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Other than in connection with the provisions of the Illinois General Corporation Law, the Nevada General Corporation Law, the Securities Exchange Act, the Securities Act, and the state securities laws, none of the Target and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the Target and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

          (e) Financial Statements. The Financial Statements of the Target for the fiscal quarter ended March 31, 1999, and for the fiscal years ended December 31, 1998 and 1997, and the balance sheet as of 6/9/99 (collectively, the "Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of the Target and its Subsidiaries as of the indicated dates and the results of operations of the Target and its Subsidiaries for the indicated periods; provided, however, that the interim statements are subject to normal adjustments. The Target and Principal Shareholder have agreed to have the financial statements for the periods ended December 31, 1998 and 1997 audited by a certified public accountant (at their own expense), and have such audit complete and an opinion rendered on those financial statements within 50 calendar days from the Closing Date.

          (f) Events Subsequent to Most Recent Fiscal Quarter End. Since June 9, 1999, there has not been any material adverse change in the financial condition of the Target and its Subsidiaries taken as a whole.

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          (g)  Undisclosed Liabilities. None of the Target and its
Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of June 9, 1999 and (ii) liabilities which have arisen after June 9, 1999 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

          (h) Brokers' Fees. None of the Target and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

          (i) Continuity of Business Enterprise. The Target operates at least one significant historic business line, or owns at least a significant portion of its historic business assets.

          (j) Interests in Subsidiaries of the Target. Neither the Target nor any of its Subsidiaries owns directly or indirectly any interest or investment in the equity or debt for borrowed money of any Person or has any obligation or made any commitment to acquire any such interest or make any such investment.

          (k) Absence of Certain Changes. Except as disclosed in the Target's audited financial statements for the years ended December 31, 1998 and 1997, (a) the Target and each of its Subsidiaries has conducted its business in all material respects in the ordinary course of its business consistent with past practice and there has not been any change in the financial condition, business, results of operations or prospects of the Target and its Subsidiaries, or any development or combination of developments that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Target, and (b) since the end of the Target's fiscal year last ended until the date hereof, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Target; (ii) any change by the Target to its accounting policies, practices or methods; (iii) any amendment or change to the terms of any indebtedness material to the Target and its Subsidiaries taken as a whole; (iv) other than in the Ordinary Course of Business consistent with past practice, any incurrence or cancellation of any claim, obligation, commitment, or indebtedness material to the Target and its Subsidiaries taken as a whole; (v) other than in the Ordinary Course of Business consistent with past practice, any transfer, lease, license, sale, mortgage, pledge, encumbrance or other disposition of assets or properties material to the Target and its Subsidiaries taken as a whole; (vi) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Target or its Subsidiaries material to the Target and its Subsidiaries taken as a whole, whether or not covered by insurance; (vii) other than in the Ordinary Course of Business consistent with past practice or except as required by applicable law or pursuant to a contractual obligation in effect as of the date of this Agreement, (A) any execution, adoption or amendment of any agreement or arrangement relating to compensation, bonus, severance or change of control payments or benefits or any employee benefit plan or employment or consulting agreement or (B) any grant of any stock options or other equity related award; or (viii) any agreement or commitment entered into with respect to any of the foregoing.

          (l)  Litigation; Liabilities.

               (i) Except as disclosed in the Target's audited financial statements for the years ended December 31, 1998 and 1997 up to the date hereof, there are no civil, criminal or administrative actions, suits or claims, proceedings (including condemnation proceedings), hearings or investigations pending or, to the knowledge of the Target, threatened against, or otherwise adversely affecting the Target or any of its Subsidiaries or any of their respective assets or properties.

               (ii) Neither the Target nor any of its Subsidiaries is subject to any cease and desist or other order, judgment, injunction or decree issued by, or is a party to any written agreement,

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     consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of, any Governmental Entity, that materially restricts the conduct of its business (whether the type of business, the location thereof or otherwise), nor to the knowledge of the Target, has any Governmental Entity proposed issuing or requesting any of the foregoing.

               (iii) Neither the Target nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except (i) liabilities described in the Target's audited financial statements for the years ended December 31, 1998 and 1997 or (ii) liabilities incurred since the end of the Target's most recently completed fiscal year in the Ordinary Course of Business consistent with past practices.

          (m) Compliance with Law. The business of the Target and each of its Subsidiaries is being conducted in accordance in all material respects with all applicable statutes of law, ordinances, regulations, judgments, orders or decrees of any Governmental Entity, and not in violation in any material respect of any permits, franchises, licenses, authorizations or consents granted by any Governmental Entity, and the Target and each of its Subsidiaries has obtained all material permits, franchises, licenses, authorizations or consents necessary for the conduct of its business.

          (n)  Taxes.

               (i) All material Tax Returns required to be filed by the Target or its Subsidiaries on or prior to the Effective Time or with respect to taxable periods ending on or prior to the Effective Time have been or will be prepared in good faith and timely filed with the appropriate Governmental Entity on or prior to the Effective Time or by the due date thereof including extensions.

               (ii) All Taxes that are required to be paid have been or will be fully paid through the Closing date. Taxes incurred as a result of the Target's operations subsequent to the Closing Date will be the responsibility of the Buyer. All Taxes required to be collected or withheld from third parties' have, in all material respects, been collected or withheld.

               (iii) The Target and each of its Subsidiaries have not waived any statute of limitations with respect to federal income Taxes or agreed to any extension of time with respect to federal income or material state Tax assessment or deficiency.

               (iv) As of the date hereof, there are not pending or, to the knowledge of the Target, threatened any audits, examinations, investigations, or other proceedings in respect of Taxes or Tax matters that (i) were raised by any Taxing authority in a written communication to the Target or any Subsidiary and (ii) would, if determined adversely to the Target, individually or in the aggregate, reasonably be expected to be material to the Target and its Subsidiaries taken as a whole after taking into account any reserves for Taxes set forth on the Target's audited financial statements for the years ended December 31, 1998 and 1997.

               (v) The Target has made available to Buyer true and correct copies of the United States federal income and all material state income or franchise Tax Returns filed by the Target and its Subsidiaries for each of its fiscal years ended on or about December 31, 1996, 1997, and 1998.

As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, license, premium, environmental (including Taxes under Section 59A of the Code), capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, transfer, property, withholding, excise, production, occupation, windfall profits, customs duties, social security (or similar), registration, value added, alternative or add-on minimum, estimated, occupancy and other Taxes, duties or governmental assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts

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and any interest in respect of such penalties and additions, and (ii) the term
"Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

          (o) Material Contracts. To the extent applicable, a complete and accurate list of all of the following contracts (written or oral), plans, arrangements, undertakings, commitments or agreements ("Target Contracts") to which the Target or any of its Subsidiaries is a party or by which any of them is bound as of the date of this Agreement have been set forth in the Disclosure
Schedule:

               (i) each service, distribution, supply, inventory purchase, franchise, license, sales, agency, or advertising contract involving annual expenditures or liabilities in excess of $25,000 which is not cancelable (without material penalty, cost, or other liability) within one year;

               (ii) each promissory note, loan, agreement, indenture, evidence of indebtedness or other instrument providing for the lending of money, whether as borrower, lender or guarantor, in excess of $25,000;

               (iii) each lease under which either the Target or any of its Subsidiaries is the lessee or real property requiring lease payments in excess of $5,000 annually;

               (iv) each joint venture, limited liability Target or partnership agreement (i) pursuant to which any third party is entitled to develop any property and/or facility on behalf of the Target or any of its Subsidiaries material to the Target and its Subsidiaries taken as a whole or (ii) establishing an entity through which the Target holds a direct or indirect interest in any asset with a purchase price in excess of $25,000;

               (v) each contract or agreement (written or oral) between any Principal Shareholder, on the one hand, and the Target or any of its Subsidiaries, on the other;

               (vi) any contract that would constitute a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); and

               (vii) all arrangements between the Target and/or any of its Subsidiaries, on the one hand, and any of their respective customers, on the other, which arrangements prohibit, restrict, or which, upon the happening of an event, would prohibit or restrict the Target or any of its affiliates from doing business with any particular Person or type of Person.

True and complete copies of the written Target Contracts, as amended to date, that are identified in the Disclosure Schedule, have been delivered or made available to Buyer.

          To the knowledge of the Target, each Target Contract is a valid and binding obligation of the Target, each Subsidiary of the Target which is a party thereto and each other party thereto, and is in full force and effect, and the Target and its Subsidiaries have performed and complied, in all material respects, with all of the obligations required to be performed or complied with by them under each Target Contract.

          (p) Assets of the Target. The Target and its Subsidiaries have good and marketable title or a valid right to use all of the real properties that are necessary, and all of the personal assets and properties that are materially necessary, for the conduct of the business of the Target or any of its Subsidiaries, as currently conducted, free and clear of all liens, claims, pledges, security interests and other rights of third parties (other than those that do not materially interfere with or detract from the present use of the asset subject thereto or affected thereby).

          (q) Affiliate Transactions. Except as set forth in the Target's audited financial statements for the years ended December 31, 1998 and 1997, but prior to the date hereof, there are no transactions, agreements, arrangements or understandings between the Target or any of its Subsidiaries, on the one hand, and any affiliate of the Target (other than wholly-owned Subsidiaries of the Target) or other Persons, on the other hand.

          (r)  Customers.

               (i) Neither the Target, any of its Subsidiaries, nor any other Person on behalf of the Target or any of its Subsidiaries is a party to, or is obligated under, any contract or other arrangement (oral or written) relating to the payment of any brokerage fees, finder's fees, or commissions or other similar compensation in connection with or relating to business between the Target and/or any of its Subsidiaries, on the one hand, and any of their respective customers, on the other.

               (ii) As of the date of this Agreement, to the knowledge of the Target and its Subsidiaries, no material customer of the Target or any of its Subsidiaries, as of the date hereof, has indicated that there is a material possibility that such customer will cease dealing with the Target or any of its Subsidiaries.

               (iii) As of the date of this Agreement, to the knowledge of the Target, since the end of the Target's fiscal year last ended, no material customer of the Target or any of its Subsidiaries has requested, and neither the Target nor any of its Subsidiaries has granted, any amendment or change to the terms of payment by such customer, in respect of any obligation or indebtedness to the Target or any of its Subsidiaries, other than in the ordinary course of its business consistent with past practice.

               (iv) As of the date of this Agreement, to the knowledge of the Target, no material customer of the Target or any of its Subsidiaries is insolvent or will be unable to pay its debts or obligations as they become due and payable.

          (s) Stock Ownership. The Principal Shareholder has good and valid title to all of the issued and outstanding Target Shares, free and clear of all liens, encumbrances, equities or claims.

     4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Target that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 4.

          (a) Organization, Qualification and Corporate Power. Each of the Buyer and its subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Buyer and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the lack of such qualification would not have a material adverse effect on the financial condition of the Buyer and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Each of the Buyer and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

          (b) Capitalization. The entire authorized capital stock of the Buyer consists of (i) 900,000,000 Buyer Common Shares, of which 6,436,936 Buyer Common Shares are issued and outstanding, and no Buyer Common Shares are held in treasury, (ii) 8,000,000 Buyer Preferred Shares, none of which Buyer Preferred Shares are issued or outstanding, and (iii) 367,050 Buyer Warrants. All of the Buyer Common Shares to be issued in the Merger have been duly authorized and, upon consummation of the

Merger, will be validly issued, fully paid, and nonassessable. There are no other outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Buyer to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Buyer.

          (c) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

          (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of the Charter or Bylaws of the Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Other than in connection with the provisions of the Illinois General Corporation Law, the Nevada General Corporation Law, the Securities Exchange Act, the Securities Act, and the state securities laws, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

          (e) Filings with the SEC. The Buyer has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively, the "Public Reports"). Each of the Public Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Buyer has delivered to the Target a correct and complete copy of each Public Report (together with all exhibits and schedules thereto and as amended to date).

          (f) Financial Statements. The Buyer has filed Quarterly Reports on Form 10-QSB for the fiscal quarter ended March 31, 1999 (the "Most Recent Fiscal Quarter End"), and an Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, (the "Most Recent Fiscal Year End"). The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of the Buyer and its Subsidiaries as of the indicated dates and the results of operations of the Buyer and its Subsidiaries for the indicated periods; provided, however, that the interim statements are subject to normal year-end adjustments.

          (g) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the financial condition of the Buyer and its Subsidiaries taken as a whole.

          (h) Undisclosed Liabilities. None of the Buyer and its Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of the Most Recent Fiscal Year End (rather than in any notes thereto) and (ii) liabilities which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

          (i) Brokers' Fees. The Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the Target and its Subsidiaries could become liable or obligated.

          (j) Continuity of Business Enterprise. It is the present intention of the Buyer to continue at least one significant historic business line of the Target, or to use at least a significant portion of the Target's historic business assets in a business, in each case within the meaning of Reg. Section 1.368-1(d).

          (k) Disclosure. The Buyer's filing on Form 8-K with the U.S. Securities and Exchange Commission ("SEC") will comply with the Securities Act and the Securities Exchange Act in all material respects. The Form 8-K will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that the Buyer makes no representation or warranty with respect to any information that the Target will supply specifically for use in the Form 8-K. None of the information that the Buyer will supply specifically for use in the Form 8-K will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

     5. Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

          (a) General. Each of the Parties shall use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

          (b) Notices and Consents. The Target shall give any notices (and will cause each of its Subsidiaries to give any notices) to third parties, and shall use its best efforts to obtain (and shall cause each of its Subsidiaries to use its reasonable best efforts to obtain) any third party consents, that the Buyer reasonably may request in connection with the matters referred to in
Section 3(d) above.

          (c)  Regulatory Matters and Approvals. Each of the Parties shall
(and the Target shall cause each of its Subsidiaries to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(d) and Section 4(d) above, including without limiting the generality of the foregoing the Securities Act, the Securities Exchange Act, and state securities laws. The Buyer shall prepare and file with the SEC a Current Report on Form 8-K under the Securities Exchange Act relating to the transaction. The Buyer shall make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper, or advisable. The Target shall provide the Buyer, with whatever information and assistance in connection with the foregoing filings that the Buyer reasonably may request.

          (d) Operation of Target Business. The Target shall not (and shall not cause or permit any of its Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

               (i) none of the Target and its Subsidiaries shall authorize or effect any change in its Charter or Bylaws;

               (ii) none of the Target and its Subsidiaries shall grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

               (iii) none of the Target and its Subsidiaries shall declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

               (iv) none of the Target and its Subsidiaries shall issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

               (v) none of the Target and its Subsidiaries shall impose any Security Interest upon any of its assets outside the Ordinary Course of Business;

               (vi) none of the Target and its Subsidiaries shall make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

               (vii) none of the Target and its Subsidiaries shall make any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and

               (viii) none of the Target and its Subsidiaries shall commit to any of the foregoing.

          (e) Full Buyer Access. The Target shall (and shall cause each of its Subsidiaries to) permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Target and its Subsidiaries, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the Target and its Subsidiaries. The Buyer will treat and hold as such any Confidential Information it receives from any of the Target and its Subsidiaries in the course of the reviews contemplated by this Section 5(g), shall not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to the Target all tangible embodiments (and all copies) thereof which are in its possession.

          (f) Notice of Developments. Each Party shall give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

          (g) Target Exclusivity. The Target shall not (and shall not cause or permit any of its Subsidiaries to) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of any of the Target and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange); provided, however, that the Target, its Subsidiaries, and their directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require. The Target shall notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

          (h) Restricted Stock; Compliance with the Securities Act. The Principal Shareholder acknowledges that the shares received in the transaction are "restricted shares" as that term is defined in SEC

Rule 144 and that the Principal Shareholder will dispose of such shares only after receiving an opinion from counsel acceptable to the Buyer that such disposition is exempt from registration under the Securities Act or the rules promulgated thereunder. The stock certificate(s) delivered to Principal Shareholder pursuant to this Agreement shall contain the following legend:

               "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES COMMISSION OF ANY STATE UNDER ANY STATE SECURITIES LAW. THE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFERS, SALES AND TRANSFERS ARE MADE PURSUANT TO AN OPINION FROM COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

          (i) Current Report on Form 8-K. Buyer will use its commercially reasonable efforts to file a Current Report on Form 8-K containing financial results of the combined operations of the Target and Buyer covering a period of at least 30 days following the Effective Date with the SEC within 45 days after the last day of the first full month following the Effective Date; provided, however, that Buyer may delay the filing of the Form 8-K for a reasonable period of time if it determines, in good faith, that the filing would require disclosure of information not otherwise then required to be disclosed and that such disclosure would adversely affect any material business situation, transaction or negotiation then proposed, contemplated or being engaged in by Buyer.

          (j) Continuity of Business Enterprise. The Buyer will continue at least one significant historic business line of the Target, or use at least a significant portion of the Target's historic business assets in a business.

          (k) Liability for Certain Obligations. Buyer covenants to assume the liability of, and make payment for, Principal Shareholder with respect to the following debts incurred by Principal Shareholder on behalf of the Target:

               (i)  Chevy Chase Visa Gold

               (ii) Advanta Mastercard

              (iii) Bank One Platinum Visa

               (iv) Vendors of supplies, materials and services to Target

               (v) The landlord under the lease of the premises occupied by Target

     Subparagraphs (i) through (v) above, and the obligation of Target to Principal Shareholder specified below are listed in the financial statements dated March 31, 1999 and shall not be increased except as necessary in the ordinary course of business of Target.

     In connection with the foregoing and from the date hereof and for a period of ninety (90) days thereafter, Target and Principal Shareholder represent and warrant to Buyer that each shall not undertake any obligations or liabilities for or on behalf of Target that is not in the ordinary course of business or which is an extraordinary transaction.

     In connection with the foregoing, Buyer represents and warrants to Target and Principal Shareholder that it will use its reasonable best efforts to have any personal liability of Principal Shareholder (and his wife) fully terminated and of no force or effect whatsoever within ninety (90) days of the Effective Date, and further to repay to (A) Principal Shareholder the then current balance due for all loans or advances to Target by Principal Shareholder, and reflected on the books and records of Target, which as of the date hereof is in the amount of $12,895.33; and (B) Alan Young the then current balance due for all loans or advances to Target by Alan Young, and reflected on the books and records of Target, which as of the date hereof is in the amount of $3,500.00.

In the event any such personal liability of Principal Shareholder has not been fully terminated, or if the full amount due to Principal Shareholder or Alan Young has not been repaid in full, then in either such event Buyer shall continue to use its reasonable best efforts to comply with the provisions of this Paragraph 5(k) and the representations and warranties of Buyer herein shall remain in full force and effect until all such liabilities are terminated and Principal Shareholder and Alan Young have been repaid in full.

     6.   Conditions to Obligation to Close.
          ----------------------------------

          (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

               (ii) the Target shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Surviving Corporation to own the former assets, to operate the former businesses, and to control the former Subsidiaries of the Target, or (D) affect adversely the right of any of the former Subsidiaries of the Target to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

               (iv) the Target shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(iii) are satisfied in all respects;

               (v) the Target shall have delivered to Buyer (A) a Certificate of Good Standing issued by the Secretary of State of the State of Illinois dated not more than thirty (30) days prior to the Effective Date, and (B) a certified copy of the resolutions approving this transaction and this agreement by the directors and shareholders of Target;

               (vi) all actions to be taken by the Target in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer.

               (vii) The Buyer shall have completed a satisfactory due diligence investigation of the Target, acceptable to Buyer at its sole discretion.

               (viii) The Target shall have furnished audited financial statements prepared in accordance with generally accepted accounting principles (GAAP) to the Buyer as required by the Securities Exchange Act. Additionally, the Target shall furnish its most recent fiscal quarter financial statements prepared in accordance with GAAP to the Buyer.

The Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

          (b) Conditions to Obligation of the Target. The obligation of the Target to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

               (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Surviving Corporation to own the former assets, to operate the former businesses, and to control the former Subsidiaries of the Target, or
          (D) affect adversely the right of any of the former Subsidiaries of the Target to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

               (iv) the Buyer shall have delivered to the Target a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) are satisfied in all respects;

               (v) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Target.

The Target may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

     7.   Termination.
          ------------

          (a) Termination of Agreement. Either of the Parties may terminate this Agreement with the prior authorization of its board of directors as provided below:

               (i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

               (ii) the Buyer may terminate this Agreement by giving written notice to the Target at any time prior to the Effective Time (A) in the event the Target has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Target of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before July 15, 1999, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from the Buyer breaching any representation, warranty, or covenant contained in this Agreement);

               (iii) the Target may terminate this Agreement by giving written notice to the Buyer at any time prior to the Effective Time (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Target has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before July 15, 1999, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from the Target breaching any representation, warranty, or covenant contained in this Agreement); or

          (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5(e) above shall survive any such termination.

     8.   Indemnification.
          ----------------

          (a) Indemnification by the Principal Shareholder. Subject to the other provisions of this Paragraph 8, the Principal Shareholder shall indemnify, defend and hold harmless the Buyer and its successors, assigns, Affiliates, directors, trustees, officers, agents and employees (collectively, the "Buyer Indemnified Parties") from and against any and all Losses imposed on, incurred or suffered by or asserted against any Buyer Indemnified Party, to the extent resulting from, relating to or arising out of: (i) any material breach of or material inaccuracy in any representation or warranty of the Principal Shareholder, the Target or its Subsidiaries contained in this Agreement or in any conveyance instrument, certificate or document delivered by the Principal Shareholder, the Target or its Subsidiaries pursuant to this Agreement; or (ii) any material breach of any covenant of the Principal Shareholder, the Target or its Subsidiaries contained in this Agreement or in any other document, writing or instrument delivered by the Principal Shareholder, the Target or its Subsidiaries pursuant to this Agreement.

          (b) Indemnification by Buyer. Subject to the other provisions of this Paragraph 8, the Buyer shall indemnify, defend and hold harmless the Principal Shareholder and his respective successors, assigns and Affiliates and the directors, officers, agents and employees of any of them (collectively, the "the Target Indemnified Parties" and, together with the Buyer Indemnified Parties, the "Indemnified Parties") from and against any and all Losses imposed on, incurred or suffered by or asserted against any Target Indemnified Party, to the extent resulting from or arising out of: (i) any material breach or material inaccuracy of any representation or warranty of the Buyer contained in this Agreement or in any conveyance instrument, certificate or document delivered by the Buyer pursuant to this Agreement, and (ii) any material breach of any covenant of the Buyer contained in this Agreement or in any other document, writing or instrument delivered by the Buyer pursuant to this Agreement.

          (c) Method of Asserting Claims. As used in this Subparagraph (c), an "Indemnified Party" shall refer to the Buyer Indemnified Parties or the Target Indemnified Parties as applicable; the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder; and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

               (i) Promptly after any Indemnified Party has received notice of or has Knowledge of any claim by a person or entity not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person (collectively, a "Third Person Claim"), the Indemnified Party shall, if a claim with respect thereto is to be made against any Indemnifying Party, give the Indemnifying Party written notice of such Third Person Claim (for purposes of this Paragraph 8, the Target shall receive all written notice and shall take all actions on behalf of its

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     Subsidiaries). In each such case the Indemnified Party agrees to give such notice to the Indemnifying Party promptly; provided, however, that the failure of the Indemnified Party to give such notice shall not excuse the Indemnifying Party's obligation to indemnify except to the extent the Indemnifying Party has suffered damage or prejudice by reason of the Indemnified Party's failure to give or delay in giving such notice. The Indemnifying Party shall have fifteen (15) business days after receipt of such notice from the Indemnified Party to notify the Indemnified Party that it acknowledges its obligation to indemnify in respect of such Third Person Claim and whether it elects to conduct and control any legal or administrative action or suit with respect to a Third Person Claim (the "Election Notice"). If the Indemnifying Party does not give the Election Notice, the Indemnified Party shall have the right to defend, contest, settle, or compromise such action or suit in the exercise of its sole discretion, at the expense of the Indemnifying Party. If the Indemnifying Party gives the Election Notice, the Indemnifying Party shall have the right to settle, compromise, undertake, conduct and control, through counsel of its own choosing and at its sole expense, the conduct and defense of such action or suit, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection therewith (at the expense of the Indemnifying Party); provided, however, that (i) the Indemnifying Party shall not thereby consent to the imposition of any injunction against the Indemnified Party without the written consent of the Indemnified Party; (ii) the Indemnifying Party shall permit the Indemnified Party to participate in such conduct or settlement through counsel chosen by the Indemnified Party, but the fees and expenses of such counsel shall be borne by the Indemnified Party except as provided in clause (iii) below; and (iii) upon a final determination of such action or suit, the Indemnifying Party shall promptly reimburse the Indemnified Party for the full amount of any Losses resulting from such action or suit and all reasonable expenses related to such Losses incurred by the Indemnified Party, except fees and expenses of counsel for the Indemnified Party incurred after the assumption of the conduct and control of such action or suit by the Indemnifying Party. So long as the Indemnifying Party is contesting any such action or suit in good faith, the Indemnified Party shall not pay or settle any such action or suit without the written consent of the Indemnifying Party. At any time after notice of any Third Person Claim, the Indemnifying Party may request the Indemnified Party to agree in writing to the payment or compromise of the Third Person Claim, whereupon such action shall be taken unless the Indemnified Party determines that the contest should be continued, and so notifies the Indemnifying Party in writing within fifteen (15) days of such request from the Indemnifying Party. In the event that the Indemnified Party determines that the contest should be continued, the Indemnifying Party shall be liable pursuant to this Subparagraph (c)(i) with respect to such claim only to the extent of the lesser of (A) the amount which the other party to the contested Third Person Claim had agreed to accept in complete payment or compromise as of the time the Indemnifying Party made its request therefor to the Indemnified Party plus other Losses incurred to such date with respect to such claim, or (B) such amount for which the Indemnifying Party may be liable with respect to such Third Person Claim by reason of the provisions of this Subparagraph (c)(i);

               (ii) If an Indemnified Party shall have any claim (whether or not a Third Person Claim) pursuant to this Subparagraph (c), including, but not limited to, a claim for Losses as the result of the Indemnifying Party's failure to acknowledge its obligation to indemnify, the Indemnified Party shall deliver to the Indemnifying Party written notice explaining the nature and amount of such claim promptly after the Indemnified Party shall know the amount of such claim. The Indemnified Party and Indemnifying Party shall thereafter attempt in good faith for a period of not less than thirty
     (30) days to agree upon whether the Indemnified Party is entitled to be indemnified and held harmless under this Subparagraph (c) and the extent to which it is entitled to be indemnified and held harmless hereunder. If the parties cannot so agree within said period, the Indemnified Party may thereafter commence litigation in a court of competent jurisdiction for a determination of its claim. Upon resolution of any claim pursuant to this Subparagraph (c), whether by agreement between the parties or the rendering of a final judgment in any litigation, the Indemnifying Party shall within ten (10) days of such resolution pay over and deliver to the Indemnified Party funds in the amount of any claim as resolved, and any reasonably documented fees, including reasonable attorneys' fees, incurred by the Indemnified Party with respect to any such litigation.

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

          (d) Remedies Cumulative. Indemnified Parties shall be entitled to such indemnification from time to time and shall be entitled to rely upon one or more provisions of this Agreement without waiving their right to rely upon any other provisions of this Agreement at the same time or any other time. The amount of any Losses for which indemnification is provided under this Paragraph 8 shall be net of any amounts actually received by the Indemnified Party under insurance policies or from other third parties with respect to such Losses. Buyer and the Target agree to treat any Indemnity Payment made pursuant to this Agreement as an adjustment to the Purchase Price for federal, state and local income tax purposes.

     9.   Miscellaneous.
          --------------

          (a) Survival of Representations, Warranties, Covenants. All of the representations and warranties of the Principal Shareholders, the Target and its Subsidiaries and the Buyer contained in this Agreement or in any agreement or instrument delivered in connection herewith shall survive the Closing and shall continue in full force and effect until two (2) years following the Closing, after which such representations and warranties shall terminate and have no further force or effect, provided, however, that any representation, warranty or covenant with respect to taxes shall survive until the expiration of the applicable statute of limitations. The period during which any such representation or warrant survives is the "Survival Period" for such representation or warranty. Notwithstanding the foregoing, any representation or warranty that would otherwise terminate shall survive with respect (and only with respect) to Losses of which reasonably detailed notice is given pursuant to this Agreement prior to the end of the applicable Survival Period. Unless otherwise limited by the terms of this Agreement, covenants of the Principal Shareholders, the Target and its Subsidiaries and the Buyer shall survive the Closing indefinitely.

          (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).

          (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Section 8 above concerning indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.

          (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

          (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

          (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be

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

deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

        If to the Buyer:    Nucleus, Inc.
                            150 North Michigan Avenue
                            Suite 3610
                            Chicago, IL  60601

        Copy to:            Steven J. Gray
                            Vedder Price
                            222 North LaSalle Street
                            Chicago, IL  60601-1003

        If to the Target:   Young Data Systems
                            15503 S. 70th Court
                            Orland Park, IL  60462
                            Attention:  Todd Young

        With a copy to:     Cliff Harstad
                            36 South Wabash
                            Suite 628
                            Chicago, IL  60603

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

          (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

          (j) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          (l) Expenses. Each of the Parties shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

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

          (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

          (n) Incorporation of Schedules. To the extent applicable, the Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement the date first above written.

                                        NUCLEUS, INC.


                                        /s/ John C. Paulsen
                                        ---------------------------------------
                                        By:  John C. Paulsen
                                        Title:  President


                                        YOUNG DATA SYSTEMS, INC.

                                        /s/ Todd Young
                                        ----------------------------------------
                                        By:  Todd Young
                                        Title:  President

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